Exhibit 99.1

Avid Bioservices Reports Financial Results for Fourth Quarter and Fiscal Year Ended April 30, 2024

-- Recorded Fourth Quarter Revenue of $43.0 Million – Highest in Company History --

-- Signed $30 Million in Net New Business Resulting in Backlog of $193 Million –

-- New Mammalian and Cell and Gene Therapy Facilities Fully Operational and in Service; Capital Expenditure

Associated with Three-Year Expansion Program Completed –

-- FY 2025 Revenue Guidance of Between $160 Million and $168 Million --

TUSTIN, Calif., July 2, 2024 -- Avid Bioservices, Inc. (NASDAQ: CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the fourth quarter and year ended April 30, 2024.

Highlights from the Quarter Ended April 30, 2024, and Other Events:

"The fourth quarter of fiscal 2024 was a high point for the company,” stated Nick Green, president and CEO of Avid Bioservices. “We generated the highest quarterly revenues in Avid’s history, meeting our current revenue expectations for the year. During the period we signed multiple new project agreements, and we continue to see positive signs for business development in the year ahead. Given our strong backlog and robust proposal pipeline we are looking ahead to a promising 2025, and are providing 2025 full fiscal year revenue guidance of between $160 million and $168 million, representing 17% growth year-over-year at the midpoint.

“Supporting our optimism, is the growing interest we’ve seen in our newly completed facilities and expanded capabilities. In late fiscal 2023, we unveiled our completed mammalian cell facilities expansion, and during fiscal 2024, the company completed and launched its new cell and gene therapy (CGT) manufacturing facility. With the completion of this three-year construction program, the company has dramatically expanded its capacity and technical capabilities and increased the company’s annual revenue generating capacity from approximately $120 million annually in fiscal 2021 to more than $400 million annually.

“The enhancements and expansion not only allow Avid to better serve its new and existing biotech customers but, importantly, enable the company to address the needs of large pharma as well. The expanded addressable market and improvements in the broader business environment have resulted in an increase in larger and later stage programs in our production pipeline. With respect to capacity, our utilization is expected to increase as we onboard and execute new programs in both our mammalian and CGT facilities. As we’ve discussed in prior quarters, this expected increase in utilization should improve our margins.

“We ended the year in a position of strength with positive revenue momentum building, particularly in the second half of fiscal 2024, continued new business wins and line of sight to margin expansion. We recorded our highest ever quarterly revenue of $43.0 million in Q4, logged our highest record backlog of $206 million in Q3 and ended fiscal 2024 with near double our gross margin in Q4 as compared to Q3 of the fiscal year. We expect the commercial momentum and margin improvements to continue in the year ahead given our strong backlog and anticipated increase in capacity utilization. Importantly, we expect to generate positive cash flow during fiscal 2025.”

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Financial Highlights and Guidance

•	The company is providing revenue guidance for fiscal 2025 of $160 million to $168 million.

•	Revenues for the fourth quarter of fiscal 2024 were $43.0 million, representing an 8% increase as compared to revenues of $39.8 million recorded in the same prior year period. The increase in revenue for the fourth quarter as compared to the same prior year period was primarily due to increases in the mix and scale of manufacturing runs and process development services primarily associated with the onboarding of new programs. For the 2024 full fiscal year, revenues were $139.9 million, a decrease of approximately 6% compared to $149.3 million in the same prior year period. The decrease in revenues for the 2024 full fiscal year compared to the same prior year period was primarily attributed to fewer manufacturing runs, a reduction in process development services primarily from early-stage programs, and a reduction of revenue for changes in estimated variable consideration under a contract where uncertainties have been resolved.

•	As of April 30, 2024, the company’s backlog was $193 million, consistent with a backlog of $191 million at the end of the same quarter last year. The company anticipates a significant amount of its backlog will be recognized as revenue over the next five fiscal quarters.

•	Gross profit for the fourth quarter of fiscal 2024 was $5.5 million (13% gross margin), compared to $8.4 million (21% gross margin) in the fourth quarter of fiscal 2023. Gross profit for the 2024 full fiscal year was $7.3 million (or 5% gross margin), compared to a gross profit of $31.5 million (or 21% gross margin) for the 2023 full fiscal year. The decrease in gross profit for the fourth quarter and fiscal year ended April 30, 2024, compared to the same prior year periods was primarily driven by fewer manufacturing runs, partially offset by increases in the mix and scale of manufacturing runs, a reduction in process development services, and an increase in costs related to expansions of both the company’s capacity and technical capabilities. Gross profit during the fiscal year ended April 30, 2024, was also impacted by a reduction of revenue for changes in estimated variable consideration under a contract where uncertainties have been resolved, a terminated project relating to the insolvency of one of the company’s smaller customers, and a delay in the ability to recognize revenues of a customer product pending the implementation of a process change.

•	SG&A expenses for the fourth quarter of fiscal 2024 were $6.8 million, a decrease of 10% compared to $7.6 million recorded for the fourth quarter of fiscal 2023. SG&A expenses for the 2024 full fiscal year were $26.0 million, a decrease of approximately 7% compared to $27.9 million recorded in the same prior year period. The decrease in SG&A for both the fourth quarter and fiscal year ended April 30, 2024, compared to the same prior year periods was primarily due to decreases in compensation and benefit related expenses, facility expenses, and consulting fees.

•	Income tax expense for the fourth quarter of fiscal 2024 was $117.9 million an increase as compared to $0.9 million for the fourth quarter of fiscal 2023. Income tax expense for the 2024 full fiscal year was $113.8 million an increase as compared to $1.3 million for the same prior year period. During the fourth quarter of fiscal 2024 we recorded a valuation allowance of $118.5 million. We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. On a periodic basis, management assesses the available positive and negative evidence to estimate whether sufficient future income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the net loss in fiscal 2024 resulting in a net cumulative loss incurred over the three-year fiscal period ended April 30, 2024. A significant contributor to this loss has been the costs associated with our strategy to expand our available capacity and add technical capabilities over this three-year period, which included an increase in incremental costs associated with increased labor, facility cost and depreciation, cumulating into a net loss in fiscal 2024. On the basis of this evaluation, as of April 30, 2024, a valuation allowance of $118.5 million has been recorded to recognize the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in future quarters if objective positive evidence in the form of cumulative income and additional weight is given to subjective evidence such as our projections for growth.

•	During the fourth quarter of fiscal 2024, the company’s net loss was $123.1 million or $1.94 per basic and diluted share, compared to a net loss of $0.3 million or $0.01 per basic and diluted share for the fourth quarter of fiscal 2023. For the 2024 full fiscal year, the company recorded a net loss of $140.8 million or $2.23 per basic and diluted share, as compared to net income of approximately $0.3 million or $0.00 per basic and diluted share, during the same prior year period. Excluding the income tax provision recorded due to our valuation allowance of $118.5 million recorded during the fourth quarter of fiscal 2024, the company’s adjusted net loss was approximately $4.6 million or $0.07 per basic and diluted share for the quarter, and an adjusted net loss of $22.3 million or $0.35 per basic and diluted share for the full fiscal year 2024.

•	On April 30, 2024, Avid reported cash and cash equivalents of $38.1 million, compared to $38.5 million on April 30, 2023.

More detailed financial information and analysis may be found in Avid Bioservices’ Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission today.

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Recent Corporate Developments

•	The company’s commercial team signed multiple new orders during the fourth quarter of fiscal 2024, totaling approximately $30 million net, and resulting in a backlog of $193 million. These orders span a broad range of the company’s capabilities and are primarily from later-stage projects. The company anticipates a significant amount of its backlog will be recognized as revenue over the next five fiscal quarters.

•	Subsequent to to the quarter end, the company achieved a Committed Badge from EcoVadis, one of the world’s most trusted providers of business sustainability ratings. The EcoVadis assessment evaluates 21 sustainability criteria across four core themes: Environment, Labor & Human Rights, Ethics and Sustainable Procurement, and more than 125,000 companies globally have been rated by EcoVadis. Avid earned a score of 56 from EcoVadis, placing the company in the 62nd percentile globally.

Statement Regarding Use of Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures such as non-GAAP adjusted net income, free cash flow, as well as adjusted EBITDA. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of its operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures exclude amounts that the company does not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization and its senior management. The company computes non-GAAP financial measures primarily using the same consistent method from quarter to quarter and year to year, and may consider whether other significant items that arise in the future should be excluded from its non-GAAP financial measures.

The company reports non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The company believes that non-GAAP financial measures should only be used to evaluate its results of operations in conjunction with the corresponding GAAP financial measures and encourages investors to carefully consider its results under GAAP, as well as the supplemental non-GAAP information and the reconciliations between these presentations, to more fully understand its business.

Non-GAAP net income (loss) excludes stock-based compensation; business transition and related costs including, but not limited to, corporate initiatives into new business activities such as severance and related expenses; non-cash interest expense on debt; and other income or expense items and is adjusted for income taxes. Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation, and amortization as well as non-operating items such as interest income, interest expense, and income tax expense or benefit and is adjusted for income taxes. For the reasons explained above, adjusted EBITDA also excludes certain business transition and related costs. The company also uses measures such as free cash flow, which represents cash flow provided by or (used in) operations less cash used in the acquisition and disposition of capital.

Additionally, non-GAAP net income (loss) and adjusted EBITDA are key components of the financial metrics utilized by the company’s compensation committee to measure, in part, management’s performance and determine significant elements of management’s compensation. The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP financial measures are included at the end of this press release.

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Webcast

Avid will host a webcast on Tuesday, July 2, 2024, at 4:30 PM Eastern (1:30 PM Pacific). To listen to the live webcast, or access the archived webcast, please visit: https://ir.avidbio.com/investor-events.

About Avid Bioservices, Inc.

Avid Bioservices (NASDAQ: CDMO) is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biologics. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With more than 30 years of experience producing biologics, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including cell line development, upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding the company’s projected revenue ramp and expected continued momentum, expected future sustained profitability, the estimated annual revenue-generating capacity of the company’s facilities, the expected benefits to the company’s business from customers with later stage programs, the anticipated timing for recognizing revenue from the company’s backlog, the realization of the company’s strategic objectives, the company’s revenue guidance, and other statements relating to the company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, including, but not limited to, the risk the company may experience delays in engaging new customers, the risk that the company may not be successful in executing customers projects, the risk that changing economic conditions may delay or otherwise adversely impact the realization of the company’s backlog, the risk that the company may not be able to convert its backlog into revenue within the contemplated time periods, the risk that the company may experience technical difficulties in completing customer projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that the company’s later-stage customers do not receive regulatory approval or that commercial demand for an approved product is less than forecast, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services which could adversely affect guided fiscal 2025 revenues, the risk that expanding into a new biologics manufacturing capability may distract senior management’s focus on the company’s existing operations, the risk that the company may experience delays in hiring qualified individuals into the cell and gene therapy business, the risk that the company may experience delays in engaging customers for the cell and gene therapy business, and the risk that the cell and gene therapy business may not become profitable for several years, if ever. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2024, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

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avid bioservices, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) and comprehensive INCOME (LOSS)

(In thousands, except per share information)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Revenues	$42,975	$39,799	$139,911	$149,266
Cost of revenues	37,475	31,408	132,593	117,786
Gross profit	5,500	8,391	7,318	31,480
Operating expenses:
Selling, general and administrative	6,794	7,559	25,996	27,879
Total operating expenses	6,794	7,559	25,996	27,879
Operating income (loss)	(1,294)	832	(18,678)	3,601
Interest expense	(1,810)	(659)	(4,337)	(3,013)
Other income (expense), net	(2,126)	375	(3,912)	1,002
Net income (loss) before income taxes	(5,230)	548	(26,927)	1,590
Income tax expense	117,874	883	113,826	1,331
Net income (loss)	$(123,104)	$(335)	$(140,753)	$259
Comprehensive income (loss)	$(123,104)	$(335)	$(140,753)	$259

Net income (loss) per share:
Basic	$(1.94)	$(0.01)	$(2.23)	$0.00
Diluted	$(1.94)	$(0.01)	$(2.23)	$0.00

Weighted average common shares outstanding:
Basic	63,496	62,587	63,199	62,268
Diluted	63,496	62,587	63,199	63,782

- Continued -

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Avid bioservices, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	April 30, 2024	April 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$38,106	$38,542
Accounts receivable, net	16,644	18,298
Contract assets	12,364	9,609
Inventory	30,375	43,908
Prepaid expenses and other current assets	6,513	2,094
Total current assets	104,002	112,451
Property and equipment, net	186,514	177,770
Operating lease right-of-use assets	41,157	42,772
Deferred tax assets	–	113,751
Other assets	4,884	4,473
Restricted cash	–	350
Total assets	$336,557	$451,567
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,667	$24,593
Accrued compensation and benefits	5,437	8,780
Contract liabilities	39,887	37,352
Convertible senior notes, net	–	140,623
Current portion of operating lease liabilities	1,354	1,358
Other current liabilities	3,221	2,440
Total current liabilities	70,566	215,146
Convertible senior notes, net	153,593	–
Operating lease liabilities, less current portion	44,336	45,690
Finance lease liabilities, less current portion	7,101	1,562
Deferred tax liabilities	72	–
Total liabilities	275,668	262,398

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding at respective dates	–	–
Common stock, $0.001 par value; 150,000 shares authorized; 63,568 and 62,692 shares issued and outstanding at respective dates	64	63
Additional paid-in capital	632,696	620,224
Accumulated deficit	(571,871)	(431,118)
Total stockholders’ equity	60,889	189,169
Total liabilities and stockholders’ equity	$336,557	$451,567

- Continued -

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avid bioservices, INC.

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES

(Unaudited) (In thousands)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
GAAP net income (loss)	$(123,104)	$(335)	$(140,753)	$259
Income tax expense	117,874	883	113,826	1,331
GAAP net income (loss) before income taxes	$(5,230)	$548	$(26,927)	$1,590
Adjustments:
Stock-based compensation	2,463	3,551	9,731	10,978
Non-cash interest expense	588	264	1,503	1,046
Loss on extinguishment of debt	1,865	–	1,865	–
Unrealized loss on equity investment	423	–	2,817	–
Income tax effect of adjustments	4,655	(403)	2,795	(2,504)
Adjusted net income (loss)	$4,764	$3,960	$(8,216)	$11,110

GAAP net income (loss)	$(123,104)	$(335)	$(140,753)	$259
Interest expense, net	1,505	281	3,387	1,926
Income tax expense	117,874	883	113,826	1,331
Depreciation and amortization	2,859	1,884	11,109	7,210
Stock-based compensation	2,463	3,551	9,731	10,978
Loss on extinguishment of debt	1,865	–	1,865	–
Unrealized loss on equity investment	423	–	2,817	–
Adjusted EBITDA	$3,885	$6,264	$1,982	$21,704

GAAP net cash provided by (used in) operating activities	$1,257	$3,145	$10,952	$(12,722)
Purchase of property and equipment	(5,693)	(25,223)	(31,805)	(77,803)
Free cash flow	$(4,436)	$(22,078)	$(20,853)	$(90,525)

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